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                                                                   Exhibit 99.1


September 27, 2002


Dear Investors and Analysts,

Over the past several weeks, there has been continued media focus regarding the challenges facing the airline industry.

Clearly, the industry is experiencing an unprecedented financial crisis. The current First Call consensus estimate for total U.S. airline losses in 2002 is approaching $7.0 billion.

As you know, Delta is facing the same challenges as the rest of the industry. While we have made significant cost reductions and we remain committed to aggressive cost control and liquidity management, the revenue and demand environment remains weak. We currently do not anticipate any near-term improvements in revenue.

In our June quarter 2002 Form 10-Q, we stated that Delta did not expect the financial results of the third quarter 2002 to be substantially different from that of the second quarter. However, we now believe that our performance for the September 2002 quarter will be weaker than we had anticipated, driven primarily by the month of September. As a result, we believe that total revenues for the September 2002 quarter will be approximately flat versus the September 2001 quarter.

We continue to work hard to manage through these times in a responsible manner. For both the September and December 2002 quarters, we have hedged 50% of our anticipated aircraft fuel requirements at 66 cents per gallon. We estimate our all-in fuel price for the September 2002 quarter to be 71 cents per gallon. Furthermore, our capacity for both the September and the December 2002 quarters remains disciplined. September quarter capacity will be down year-over-year between 2.5-3.0%. We expect December quarter capacity to be up 2.0-2.5% from the previous year.

We continue to strategically evaluate all items that will contribute to Delta's ability to recover. Maintaining our flexibility remains key. We expect to record unusual pretax charges totaling approximately $200 million during the September 2002 quarter. Our unusual items will include a charge for the further write-down of certain aircraft, a charge related to the temporary carrying costs of grounded aircraft and surplus pilots and a gain related to compensation from the Air Transportation Safety and System Stabilization Act.

Based on the above information, we expect our net loss for the September 2002 quarter to be in the range of $350 million, including unusual items. Excluding unusual items, we expect our net loss to be in the range of $225 million.

During our earnings call on October 15th, we will continue to discuss the initiatives we are undertaking to move forward during these difficult times. Should you have any questions in the meantime, please do not hesitate to contact us.


Regards,

Gail Grimmett
Managing Director - Investor Relations


Statements in this letter which are not historical facts, including statements about our estimates, expectations and beliefs for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a list of factors that could cause these differences, see the Form 8-K that we filed today. We have no current intention to update our forward-looking statements.